UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011

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APPLE REIT SIX, INC.

(Exact name of registrant as specified in its charter)

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Virginia	000-51270	20-0620523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Apple REIT Six, Inc. (the “Company”) announced today that its board of directors had designated a committee consisting of all of its non-management directors to continue the previously announced evaluation of a potential consolidation transaction in which the Company, Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. would be combined. The review will include, among other things, an evaluation of potential exchange ratios to effectuate such a combination. It is likely that the ratios will vary by company and may include ratios of less than one to one. Any such consolidation transaction could also include a listing of the stock of the combined enterprise for trading on a national exchange at the time of such combination or at a future date.

The Company has not made a decision to pursue any particular transaction, and there can be no assurance that the evaluation of a potential consolidation transaction will result in such transaction being accomplished, or that the potential consolidation transaction or any other strategic alternative will be pursued. The Company has not set a timetable for completion of the evaluation process but currently anticipates that the evaluation process will be completed no sooner than during the first quarter of 2012. The Company does not expect to comment further unless and until its board of directors has approved a specific transaction, or it otherwise deems further disclosure is appropriate or required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Six, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

November 21, 2011